INVEST WITH CONFIDENCE www.troewprice.com
News Release 100 East Pratt Street, Baltimore, Maryland 21202 FAX: 410.345.4661
Contacts: Steven Norwitz 410.345.2124 Brian Lewbart 410.345.2242 Rajiv Vyas 410.345-6559

EXHIBIT 99.1

T. ROWE PRICE GROUP REPORTS RECORD FOURTH QUARTER AND ANNUAL 2004 RESULTS

Record Year-End Assets Under Management Exceed $235 Billion

BALTIMORE (January 28, 2005) – T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2004 fourth quarter net revenues of more than $345 million, net income of $97 million, and diluted earnings per share of $.71, an increase of 34% from the $.53 per share reported in the fourth quarter of 2003. Comparable net revenues in the fourth quarter of 2003 were $281 million and net income was nearly $69 million.

Assets under management increased to a record $235.2 billion at December 31, 2004, up 10.9% from the previous high of $212.0 billion at the end of the third quarter 2004, and up 24% from $190.0 billion at year-end 2003.

Financial Highlights
For the year 2004, the firm’s net revenues were up 28% from $996 million in 2003 to almost $1.3 billion. Net income was $337 million versus $227 million in 2003 and diluted earnings per share was $2.51 versus $1.77 in 2003. Operating expenses for the year were up $121 million or 19% to $752 million in 2004. Net operating income was $525 million in 2004, up $160 million or 44% compared to 2003. Net non-operating income also increased to $8.5 million from $.5 million in 2003.

Investment advisory revenues were up 25% or $56 million in the fourth quarter of 2004 versus the 2003 quarter. Increased assets under management was the primary cause of the change as average mutual fund assets under management were $138 billion, more than $26 billion higher than the $112 billion average of the fourth quarter of 2003. Average assets in other managed portfolios were $85.7 billion in the fourth quarter of 2004, up $17.6 billion versus the average of $68.1 billion in the 2003 quarter.

Total assets under management were up $45 billion during 2004 and ended the year at the record of $235.2 billion, including $175.9 billion in equity securities and $59.3 billion in bond and money market holdings. These investment assets include $145.5 billion in the T. Rowe Price mutual funds distributed in the United States and $89.7 billion in other managed investment portfolios consisting of institutional separate accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable insurance portfolios. Improving financial market valuations and income added almost $24.5 billion during 2004, while net investor inflows added $20.7 billion. This all-time record included flows into the mutual funds of $12.7 billion – almost 50% greater than the record flows the funds experienced in 1996 – and $8.0 billion to our other managed investment portfolios. Net mutual fund inflows of $9.5 billion for 2004 were made into five funds – the Mid-Cap Value, Equity Income, Growth Stock, Capital Appreciation, and Mid-Cap Growth funds. In addition, our series of target date Retirement Funds, which are designed to provide shareholders with single, diversified portfolios that invest in underlying T. Rowe Price funds and automatically shift asset allocations between funds as the investor ages, have continued to see very strong asset growth, and now total $3.6 billion.

During the fourth quarter 2004, nearly all of the $3.3 billion net inflows to the mutual funds were concentrated in the U.S. stock funds with more than $2.6 billion going to the Mid-Cap Value, Equity Income, Growth Stock, and Capital Appreciation funds. U.S. stock funds had almost $10 billion in net market appreciation while international stock funds added almost $1.5 billion of appreciation during the final quarter of 2004.

Mutual fund net inflows in 2004 were supported broadly by the financial intermediary, individual direct, and defined contribution retirement plans channels, and were concentrated in the U.S. domestic stock mutual funds. Strong net cash inflows into other managed portfolios resulted from increased investment activity through financial intermediaries in the United States, Japan and Europe, and from institutional investors, including new assignments from Europe and Australia.

Operating expenses for the fourth quarter of 2004 increased nearly $31 million from the previous year’s quarter to $202 million. Increases in compensation and related employment costs, in advertising and promotion costs, and in other operating expenses were the primary reasons for the change. At December 31, 2004, the firm employed 4,139 associates, up more than 9% since the beginning of the year to accommodate increased volume-related activities across the firm. Strong financial markets and growing investor interest, coupled with the fourth quarter seasonal aspect of targeted advertising spending, led the firm to increase its promotional spending in the final quarter of 2004 to the highest level in four years. The firm expects its advertising and promotion expenditures in the first quarter of 2005 will be at about the same level as the fourth quarter of 2004, while spending for the year could be up 10-15% versus 2004. The firm continues to monitor financial market conditions and will adjust its future advertising and promotion spending accordingly. The sequential increase in other operating expenses from the third quarter to the fourth quarter of 2004 results largely from a $4.8 million charitable contribution to the T. Rowe Price corporate foundation.

In the fourth quarter of 2004, the company lowered its expected effective income tax rate for the year from 37.5% to 36.8% to reflect lower than previously estimated prior year tax return liabilities and to revise the estimated liability for 2004. The estimate of the effective tax rate for 2005 is presently 37.1%.

Chairman Commentary
George A. Roche, the company’s chairman and president, commented: “We are pleased to report outstanding results for our company in 2004. While the financial markets were trendless for much of the year before staging a fourth-quarter post-election rally, T. Rowe Price Group registered steady growth throughout 2004. Improved cash inflows from all business channels combined with the end-of-the year market upturn to generate record revenues, earnings, and assets under management.

“The firm’s investment advisory results relative to our peers remain exemplary, with more than 81% of the T. Rowe Price funds across their share classes surpassing their Lipper averages on a total return basis for the one- and three-year periods ended December 31, 2004, and 75% outperforming the average for the five- and 10-year periods. In addition, 64% of our rated retail funds ended the year with an overall rating of four or five stars from Morningstar, compared with 32.5% for the overall industry. It was also an award-winning year, as Global Pensions magazine named T. Rowe Price ‘Active Equity Manager of the Year’ and Morningstar named Brian Berghuis, manager of the Mid-Cap Growth portfolios, its ‘Domestic-Stock Manager of the Year.’ Our world-class client service was also recognized, as Plan Sponsor magazine, based on surveys of nearly 4,000 defined-contribution plan sponsors, honored T. Rowe Price with 30 “Best in Class” awards.

“Concurrent with our strong earnings and growing investor interest in the markets, the firm implemented a variety of positive initiatives across business channels during 2004. We have continued to invest in our distribution efforts through financial intermediaries. We also expanded our offerings of investment education materials and guidance capabilities to assist individual investors and retirement plan participants. In our Retirement Plan Services area, we enhanced our online tools for plan sponsors and introduced our FuturePath line of automated services, including automatic enrollment, automatic investment, and automatic increase. In our institutional business, we combined our U.S. and non-U.S. sales and client services groups into one department, and added staff to support this group. In addition, the opening of new offices in Sweden and Australia signals our continued global expansion, with investors outside the United States now accounting for more than 5% of our assets under management.”

“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. “As a result we have been able to invest in our business, increase our dividend more than 20% to $.23 per quarter, and repurchase 400,000 shares of our common stock. We also remain debt free and have cash and net liquid investments of nearly $600 million at the beginning of 2005.”

“The strong finish to 2004 provides considerable momentum to the economy and the markets in 2005,” Mr. Roche said. “It will not be entirely smooth sailing, however. The nation’s trade and budget deficits are a growing concern and high commodity prices suggest that inflation, which has been contained for some time, is likely to pick up at some point. We believe that the Fed will continue to hike interest rates toward a more neutral level that neither stimulates nor stifles economic growth.”

In closing, Mr. Roche said: “Our long-term strategy is not dependent on the strength of the financial markets, however. We continue to take steps to strengthen our competitive position and believe our combination of investment management excellence, world-class service and guidance, and our heritage of integrity provide a firm foundation for growth in the year ahead.”

The financial results presented in this release are unaudited as of this date. The company’s independent auditors are currently completing their audits of the company’s 2004 financial statements and its internal controls over financial reporting at December 31, 2004. The company expects that their work will be completed in early February. T. Rowe Price Group’s Form 10-K Annual Report for 2004 will be filed in early March with the U.S. Securities and Exchange Commission. The Form 10-K will include more complete audited information on the company’s financial results, management’s report on internal controls over financial reporting at December 31, 2004, and the reports of our independent auditors.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Report for the period ended September 30, 2004.

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per-share amounts)

	Quarter ended		Year ended
	12/31/2003	12/31/2004	12/31/2003	12/31/2004
Revenues
Investment advisory fees	$224,001	$280,131	$777,462	$1,028,831
Administrative fees and other income	56,958	65,329	217,483	247,743
Investment income of savings bank subsidiary	1,002	905	3,910	3,775

Total revenues	281,961	346,365	998,855	1,280,349
Interest expense on savings bank deposits	842	867	3,288	3,300

Net revenues	281,119	345,498	995,567	1,277,049

Operating expenses
Compensation and related costs	99,025	117,086	382,956	457,905
Advertising and promotion	20,383	24,140	59,005	74,268
Depreciation and amortization of property and equipment	10,446	9,964	45,289	40,018
Occupancy and facility costs	15,747	17,269	62,538	66,420
Other operating expenses	25,268	33,549	80,739	113,159

	170,869	202,008	630,527	751,770

Net operating income	110,250	143,490	365,040	525,279

Other investment income	1,384	5,885	2,175	9,496
Other interest and credit facility expenses	387	99	1,699	992

Net non-operating income	997	5,786	476	8,504

Income before income taxes	111,247	149,276	365,516	533,783
Provision for income taxes	42,600	52,144	138,029	196,523

Net income	$68,647	$97,132	$227,487	$337,260

Earnings per share
Basic	$0.55	$0.75	$1.84	$2.65

Diluted	$0.53	$0.71	$1.77	$2.51

Dividends declared per share	$0.19	$0.23	$0.70	$0.80

Weighted average shares
Outstanding	124,697	129,155	123,423	127,419

Assuming dilution	130,645	135,935	128,289	134,135

Investment Advisory Revenues (in thousands)

	Three months ended		Year ended December 31,
	12/31/2003	12/31/2004	2003	2004
Sponsored mutual funds in the U.S.
Stock	$128,168	$165,230	$434,423	$602,220
Bond and money market	32,116	34,623	123,879	133,953

	160,284	199,853	558,302	736,173
Other portfolios	63,717	80,278	219,160	292,658

	$224,001	$280,131	$777,462	$1,028,831

Assets Under Management (in billions)

	Average during		Average during
	the fourth quarter		the year
	2003	2004	2003	2004
Sponsored mutual funds in the U.S.
Stock	$82.8	$107.1	$71.2	$98.1
Bond and money market	28.9	30.9	28.2	30.0

	111.7	138.0	99.4	128.1
Other portfolios	68.1	85.7	60.5	78.8

	$179.8	$223.7	$159.9	$206.9

	12/31/2003	12/31/2004
Sponsored mutual funds in the U.S.
Stock	$88.4	$114.3
Bond and money market	29.1	31.2

	117.5	145.5
Other portfolios	72.5	89.7

	$190.0	$235.2

Equity securities	$135.5	$175.9
Debt securities	54.5	59.3

	$190.0	$235.2

Condensed Consolidated Cash Flows Information (in thousands)	Year ended

	12/31/2003	12/31/2004
Cash provided by operating activities	$296,955	$374,280
Cash used in investing activities, including ($43,069) for additions to property and equipment in 2004	(53,659)	(75,865)
Cash used in financing activities, including stock options exercised of $75,149 and common shares repurchased of ($18,334) in 2004	(118,181)	(35,198)

Net increase in cash during the period	$125,115	$263,217

Condensed Consolidated Balance Sheet Information (in thousands)	12/31/2003	12/31/2004
Cash and cash equivalents	$236,533	$499,750
Accounts receivable	121,295	158,342
Investments in sponsored mutual funds	162,283	215,159
Debt securities held by savings bank subsidiary	110,962	114,075
Property and equipment	201,094	203,807
Goodwill	665,692	665,692
Other assets	48,718	72,000

Total assets	1,546,577	1,928,825
Total liabilities, including savings bank deposits of $100,427 in 2004	217,497	231,525

Stockholders’ equity, 129,607,697 common shares outstanding in 2004, including net unrealized holding gains of $41,666 in 2004	$1,329,080	$1,697,300